UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2011

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.    Entry into a Material Definitive Agreement.

          On May 4, 2011, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a purchase contract for the potential purchase of a hotel located in Gainesville, Florida. The purchase contract between McKibbon Hotel Group of Gainesville, Florida #2, L.P., as the seller, is for a Homewood Suites® containing 103 guest rooms. The purchase price for the hotel is $14,550,000. The purchase contract also contemplates that our purchasing subsidiary would assume an existing loan secured by the property. The current outstanding principal is approximately $13,200,000, the interest rate is 5.89% and the loan matures in May 2017. Monthly payments of principal and interest are due on an amortized basis.

          The seller does not have any material relationship with us or our subsidiaries, other than through the purchase contract. The seller is affiliated with the sellers that entered into a series of purchase contracts with the Company for the potential purchase of nine hotels as reported in our Form 8-K dated as of April 12, 2011 and filed with the Securities and Exchange Commission on April 15, 2011. Two of the nine purchase contracts were terminated on April 29, 2011 as reported in our Form 8-K dated as of April 29, 2011 and filed with the Securities and Exchange Commission on May 5, 2011.

          The initial deposit under the purchase contract was $100,000. This initial deposit is refundable to our purchasing subsidiary if it elects to terminate the purchase contract during the “review period”, which ends on June 18, 2011. If the purchase contract is not terminated during the review period, an additional deposit of $100,000 is due within three (3) business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

          The deposit under the purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and payment of the purchase price, net of any debt assumed under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

          During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. Our purchasing subsidiary may terminate the purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotel as a result of its review that will cause us to terminate the agreement to purchase the hotel.

          Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; the existing management and franchise agreements shall have been either terminated or assigned to one of our subsidiaries by the seller and as applicable new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits. Additionally, if the Company terminates this contract or any of the related contracts that remain and discussed above, the seller has the option to terminate any remaining contracts that have not been closed.

          Accordingly, as of the date of this report and until the closing of the purchase of the hotel, there can be no assurance that our purchasing subsidiary will acquire the hotel.

          All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight,
Chief Executive Officer

May 6, 2011